SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K (AMENDMENT NO. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 19, 2006

Quest Diagnostics Incorporated

1290 Wall Street West

Lyndhurst, NJ 07071

(201) 393-5000

001-12215

(Commission file number)

Delaware

(State of Incorporation)

16-1387862

(I.R.S. Employer Identification Number)

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Item 2.05. Costs Associated with Exit or Disposal Activities

The following information is filed pursuant to “Item 2.05 Costs Associated with Exit or Disposal Activities,” and amends the Form 8-K filed by the Company on April 20, 2006.

As previously disclosed, on April 19, 2006, the Company decided to discontinue the operations of Nichols Institute Diagnostics (“NID”). The decision to discontinue NID’s operations is expected to result in pretax charges totaling between $32 million and $39 million with $27 million to $29 million to be recorded in the second quarter and the balance to be recorded principally in the third quarter. The charges include the write-off of inventories and impairment of operating assets of $12 million; employee termination benefits of between $5 million and $6 million; various contract termination costs of between $8 million and $12 million, and approximately $7 million to $9 million of costs to support activities to wind-down the business, principally comprised of employee costs and professional fees. The associated cash expenditures before tax benefits are estimated to be between $20 million and $27 million. Approximately $7 million to $10 million of the charges are expected to be non-deductible for tax purposes, resulting in an impact to net income of between $22 million and $27 million.

In the Form 8-K filed on April 20, 2006, the pretax charge related to the decision to discontinue NID’s operations was initially estimated at up to $45 million and the associated cash expenditures were initially estimated at up to $35 million.

Item 2.06. Material Impairment

The information included in Item 2.05 is hereby incorporated by reference into and filed pursuant to Item 2.06.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 10, 2006 QUEST DIAGNOSTICS INCORPORATED By: /s/ Robert A. Hagemann Robert A. Hagemann Senior Vice President and Chief Financial Officer